Exhibit 3.1

First Amendment to Second Amended and Restated By-laws of Kopin Corporation

December 10, 2004

WHEREAS the By-laws of the Corporation were previously amended and restated as the “Second Amended and Restated By-laws” of the Corporation.

WHEREAS, the Corporation now wishes to amend Article I, Section 1.3 of the By-laws to change the fiscal year of the Corporation.

The By-laws of Kopin Corporation are hereby amended as follows, effective as of the above date:

1. Article I, Section 1.3 thereof is amended by deleting it in its entirety and substituting therefor the following:

“Section 1.3. Fiscal Year. The fiscal year of the Corporation shall be the period beginning on the Sunday following the last Saturday in December of each year and ending on the last Saturday in December of the following year. The 2004 fiscal year of the Corporation shall be the period from January 1, 2004 through December 25, 2004.”

IN WITNESS WHEREOF, the Corporation has adopted this Amendment as of the 10th day of December, 2004 to be effective as hereinabove provided.

KOPIN CORPORATION

By:	/s/ John H. Chu
John H. Chu
Assistant Secretary